Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Modine Reports Fourth Quarter and Full Year Fiscal 2019 Results
A strong fourth quarter in Modine’s industrial businesses resulted in another year of record revenue and earnings
Racine, WI – May 22, 2019 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter and fiscal year ended March 31, 2019.

Fourth Quarter Highlights:

•	Net sales of $556.7 million decreased 2 percent from the prior year, but increased 3 percent on a constant-currency basis
•	Operating income of $18.5 million was down 32 percent versus the prior year and adjusted operating income of $34.6 million was relatively flat compared to $34.7 million in the prior year
•	Earnings per share of $0.12 decreased $0.22 from the prior year and adjusted earnings per share of $0.40 decreased $0.04 from the prior year
•	Made significant progress in the exploration of strategic alternatives for the automotive business in our VTS segment

Full Year Highlights:

•	Net sales of $2,212.7 million increased 5 percent from the prior year and 7 percent on a constant-currency basis
•	Operating income of $109.7 million increased 19 percent compared to the prior year and adjusted operating income of $131.9 million increased 10 percent from the prior year
•	Earnings per share of $1.65 increased $1.22 from the prior year and adjusted earnings per share of $1.57 increased $0.03 from the prior year

“I am pleased that we were able to end our fiscal year with another strong quarter in our industrial businesses, and were able to deliver our second consecutive year of record sales and earnings,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Despite the headwinds created by tariffs in our vehicular markets, we achieved these results in large part due to the strategic decisions we made over the past several years.  Since announcing our Strengthen, Diversify and Grow strategy in 2015, we have driven revenue up by nearly 60 percent and doubled our earnings. These decisions have made Modine stronger and better positioned to grow and drive shareholder value as we look toward the future.  We will continue to strive to improve our business as we make significant progress in our exploration of strategic alternatives for our automotive business.”

Net sales decreased 2 percent in the fourth quarter to $556.7 million, compared with $566.6 million in the prior year.  On a constant-currency basis, net sales increased 3 percent from the prior year.  This increase was primarily driven by higher sales in the Building HVAC and CIS segments.

Gross profit decreased 5 percent in the fourth quarter to $91.6 million, driven by a decline in the VTS segment.  Gross profit in the CIS and Building HVAC segments increased by 10 percent and 14 percent, respectively. Gross margin decreased 60 basis points to 16.4 percent, primarily due to lower margins in the VTS segment as a result of the direct and indirect impact of tariffs on raw material costs, higher labor costs and higher warranty expenses.  This was partially offset by higher margins in the CIS segment, due primarily to favorable sales mix.

Selling, general and administrative (“SG&A”) expenses were $64.2 million in the fourth quarter, $0.6 million higher than the prior year.  This increase was largely due to a $6 million increase in strategy consulting fees and environmental charges, partially offset by lower incentive compensation expense.

Operating income decreased 32 percent in the fourth quarter to $18.5 million, compared with $27.2 million in the prior year, driven primarily by a $4.4 million increase in restructuring expenses, a $5.0 million increase in strategy consulting fees and lower gross profit in our VTS segment, as compared to the prior year. During the fourth quarter of fiscal 2019, we recorded $8.9 million of restructuring expenses, primarily related to severance costs at a European manufacturing location, $5.9 million of strategy consulting fees related to our strategic review of our automotive business and $1.3 million of environmental charges.  In the prior year, restructuring expenses, impairment charges, and certain other items totaled $7.5 million.  Excluding these items, adjusted operating income of $34.6 million was fairly flat compared with $34.7 million in the prior year.

Earnings per share was $0.12, compared with $0.34 in the prior year.  This decrease was primarily due to higher restructuring expenses, consulting fees, environmental charges and income tax expense from the prior year.  Adjusted earnings per share decreased $0.04 in the fourth quarter to $0.40, compared with $0.44 in the prior year.  This decrease was primarily due to higher income tax expense as compared to the prior year.

Fourth Quarter Segment Review

•
VTS segment sales were $340.0 million, compared with $356.8 million one year ago, a decrease of 5 percent.  On a constant-currency basis, sales were slightly up, driven primarily by higher sales to commercial vehicle customers in the Americas and higher off-highway and automotive sales in Asia, partially offset by lower automotive sales in the Americas and lower sales to all end markets in Europe.  The segment reported gross margin of 13.8 percent, down 210 basis points from the prior year.  This decrease was primarily due to tariff-related material cost increases, higher labor costs in certain locations and higher warranty expenses.  Operating income of $9.7 million decreased $14.7 million from the prior year.  This decrease was due to lower gross profit and higher restructuring and environmental charges than in the prior year.

•
CIS segment sales were $178.5 million, compared with $181.5 million one year ago, a decrease of 2 percent.  On a constant-currency basis, sales were up 2 percent, driven primarily by higher sales to data center and commercial refrigeration customers. The segment reported gross margin of 16.7 percent, up 180 basis points compared with the prior year.  This increase was primarily due to favorable sales mix compared to the prior year.  Operating income of $14.2 million improved $2.2 million from the prior year, primarily due to higher gross profit than in the prior year.

•
Building HVAC segment sales were $52.5 million, compared with $43.3 million one year ago, an increase of 21 percent. On a constant-currency basis, sales were up 25 percent, driven primarily by higher sales of air conditioning and ventilation products in the U.K. The segment reported gross margin of 28.2 percent, down 180 basis points from the prior year.  This decrease was primarily due to unfavorable sales mix and higher freight costs from the prior year.  The segment reported operating income of $5.9 million, an increase of $4.2 million, primarily due to higher sales volume, lower restructuring and impairment charges and lower SG&A expenses compared with the prior year.

Full-Year Fiscal 2019 Overview

In fiscal 2019, net sales increased 5 percent to $2,212.7 million. On a constant-currency basis, sales were up 7 percent compared with the prior year. Gross margin decreased 50 basis points to 16.5 percent, primarily due to the direct and indirect impact of tariffs on our raw material costs and operating inefficiencies at certain manufacturing facilities resulting from high volume program launches.

Operating income of $109.7 million increased $17.5 million, or 19 percent in fiscal 2019. During fiscal 2019 and 2018, restructuring expenses, acquisition and integration costs, impairment charges and certain other items totaled $22.2 million and $27.9 million, respectively.  Excluding these items, adjusted operating income of $131.9 million increased $11.8 million or 10 percent compared with the prior year.  Earnings per share in fiscal 2019 were $1.65, compared with $0.43 in fiscal 2018, and adjusted earnings per share in fiscal 2019 were $1.57, compared with $1.54 in fiscal 2018, an increase of $0.03, or 2 percent.

Balance Sheet & Liquidity

Total debt was $449.7 million as of March 31, 2019. Cash and cash equivalents at the end of the fourth quarter were $41.7 million. Net debt was $408.0 million as of March 31, 2019, a decrease of $32.1 million from the end of fiscal 2018.

Net cash provided by operating activities for the fiscal year ended March 31, 2019 was $103.3 million compared with $124.2 million one year ago. Free cash flow for the year ended March 31, 2019 was $29.4 million.  Free cash flow was negatively impacted by unfavorable changes in working capital, including higher incentive compensation and other employee benefit payments and higher inventory levels.

Outlook

“The record setting sales of our CIS and Building HVAC segments contributed to our earnings growth this year as we continued to build on our market leading positions in these businesses,” commented Burke.  “It is clear that our strategy is working, as we make strides towards our goal of being a leading diversified, industrial thermal management company.  As we look forward to the completion of the strategic review of our automotive business, we are focused on the best outcome for customers, employees and other stakeholders.  In making these important decisions, we are focused on unlocking the value in our industrial segments, improving overall return and providing a strong future for Modine.”

Modine provides the following guidance ranges for fiscal 2020, which are based on our current outlook and forecast and are inclusive of the automotive business:

•	Full fiscal year-over-year sales flat to up 5 percent;
•	Adjusted operating income of $135 million to $145 million; and
•	Adjusted earnings per share of $1.55 to $1.70

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, May 23, 2019 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fourth quarter fiscal 2019 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after May 23, 2019. A call-in replay will be available through midnight on May 27, 2019, at 800-585-8367, (international replay 416-621-4642); Conference ID# 6563645. The company will post a transcript of the call it on its website, on May  27, 2019.

About Modine

Modine, with fiscal 2019 revenues of $2.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary segments: Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (Building HVAC). Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and under Forward-Looking Statements in Item 7 of Part II of that same report, and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018, September 30, 2018 and December 31, 2018. Other risks and uncertainties include, but are not limited to, the following: the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our evaluation of strategic alternatives for our automotive business within the VTS segment; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and any potential trade war resulting from tariffs or retaliatory actions), inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, that have been or may be implemented in the U.S. or by its trade partners, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased component inventory, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2020 guidance includes adjusted operating income and adjusted earnings per share.  These are non-GAAP measures, which exclude certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), costs associated with reviewing strategic alternatives for the automotive business in our VTS segment, acquisition and integration costs, impairment charges and certain other items.  Estimates of these expenses and gains for fiscal 2020 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
			(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018
Net sales	$556.7	$566.6	$2,212.7	$2,103.1
Cost of sales	465.1	470.1	1,847.2	1,746.6
Gross profit	91.6	96.5	365.5	356.5
Selling, general & administrative expenses	64.2	63.6	244.1	245.8
Restructuring expenses	8.9	4.5	9.6	16.0
Impairment charges	-	1.2	0.4	2.5
Loss on sale of assets	-	-	1.7	-
Operating income	18.5	27.2	109.7	92.2
Interest expense	(5.9)	(6.1)	(24.8)	(25.6)
Other expense - net	(2.0)	(1.0)	(4.1)	(3.3)
Earnings before income taxes	10.6	20.1	80.8	63.3
(Provision) benefit for income taxes	(4.2)	(2.1)	5.1	(39.5)
Net earnings	6.4	18.0	85.9	23.8
Net earnings attributable to noncontrolling interest	(0.1)	(0.4)	(1.1)	(1.6)
Net earnings attributable to Modine	$6.3	$17.6	$84.8	$22.2

Net earnings per share attributable to Modine shareholders - diluted:	$0.12	$0.34	$1.65	$0.43

Weighted-average shares outstanding - diluted:	51.4	51.7	51.3	50.9

Condensed consolidated balance sheets (unaudited)
		(In millions)
	March 31, 2019	March 31, 2018
Assets
Cash and cash equivalents	$41.7	$39.3
Trade receivables	338.6	342.4
Inventories	200.7	191.3
Other current assets	65.8	70.1
Total current assets	646.8	643.1
Property, plant and equipment - net	484.7	504.3
Intangible assets - net	116.2	129.9
Goodwill	168.5	173.8
Deferred income taxes	97.1	96.9
Other noncurrent assets	24.7	25.4
Total assets	$1,538.0	$1,573.4

Liabilities and shareholders' equity
Debt due within one year	$114.6	$93.1
Accounts payable	280.9	277.9
Other current liabilities	121.6	144.5
Total current liabilities	517.1	515.5
Long-term debt	335.1	386.3
Other noncurrent liabilities	144.7	173.1
Total liabilities	996.9	1,074.9
Total equity	541.1	498.5
Total liabilities & equity	$1,538.0	$1,573.4

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
	(In millions)
	Twelve months ended March 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$85.9	$23.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	76.9	76.7
Loss on sale of assets	1.7	-
Impairment charges	0.4	2.5
Stock-based compensation expense	7.9	9.5
Deferred income taxes	(4.4)	12.1
Other - net	5.3	9.0
Net changes in operating assets and liabilities	(70.4)	(9.4)
Net cash provided by operating activities	103.3	124.2

Cash flows from investing activities:
Expenditures for property, plant and equipment	(73.9)	(71.0)
Other - net	1.1	(0.6)
Net cash used for investing activities	(72.8)	(71.6)

Cash flows from financing activities:
Net decrease in debt	(20.7)	(51.9)
Other - net	(5.2)	1.8
Net cash used for financing activities	(25.9)	(50.1)

Effect of exchange rate changes on cash	(2.7)	3.0

Net increase in cash, cash equivalents and restricted cash	1.9	5.5

Cash, cash equivalents and restricted cash - beginning of period	40.3	34.8

Cash, cash equivalents and restricted cash - end of period	$42.2	$40.3

Segment operating results (unaudited)

				(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018
Net sales:
Vehicular Thermal Solutions	$340.0	$356.8	$1,351.7	$1,295.7
Commercial and Industrial Solutions	178.5	181.5	707.6	675.7
Building HVAC Systems	52.5	43.3	212.4	191.2
Segment total	571.0	581.6	2,271.7	2,162.6
Corporate and eliminations	(14.3)	(15.0)	(59.0)	(59.5)
Net sales	$556.7	$566.6	$2,212.7	$2,103.1

	Three months ended March 31,				Twelve months ended March 31,
	2019		2018		2019		2018
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Vehicular Thermal Solutions	$46.9	13.8%	$56.6	15.9%	$ 186.9	13.8%	$ 201.0	15.5%
Commercial and Industrial Solutions	29.8	16.7%	27.1	14.9%	114.9	16.2%	97.8	14.5%
Building HVAC Systems	14.8	28.2%	13.0	30.0%	63.4	29.9%	58.0	30.3%
Segment total	91.5	16.0%	96.7	16.6%	365.2	16.1%	356.8	16.5%
Corporate and eliminations	0.1	-	(0.2)	-	0.3	-	(0.3)	-
Gross profit	$91.6	16.4%	$96.5	17.0%	$365.5	16.5%	$356.5	17.0%

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018
Operating income:
Vehicular Thermal Solutions	$9.7	$24.4	$64.8	$84.2
Commercial and Industrial Solutions	14.2	12.0	53.4	28.5
Building HVAC Systems	5.9	1.7	26.9	20.3
Segment total	29.8	38.1	145.1	133.0
Corporate and eliminations	(11.3)	(10.9)	(35.4)	(40.8)
Operating income (a)	$18.5	$27.2	$109.7	$92.2

(a) See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted financial results (unaudited)
			(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018
Operating income	$18.5	$27.2	$109.7	$92.2
Restructuring expenses (a)	8.9	4.5	9.6	16.0
Strategy consulting fees (b)	5.9	0.9	7.1	3.7
Environmental charges (c)	1.3	0.3	3.2	1.4
Loss on sale of assets (d)	-	-	1.7	-
Impairment charges (e)	-	1.2	0.4	2.5
Acquisition and integration costs (f)	-	0.6	0.2	4.3
Adjusted operating income	$34.6	$34.7	$131.9	$120.1

Net earnings per share attributable to Modine shareholders - diluted	$0.12	$0.34	$1.65	$0.43
Restructuring expenses (a)	0.17	0.08	0.18	0.26
Strategy consulting fees (b)	0.09	0.01	0.10	0.05
Environmental charges (c)	0.02	-	0.05	0.02
Loss on sale of assets (d)	-	-	0.03	-
Impairment charges (e)	-	0.02	0.01	0.04
Acquisition and integration costs (f)	-	0.01	-	0.06
U.S. tax reform (g)	-	0.04	(0.43)	0.74
Tax valuation allowances (h)	-	(0.06)	(0.02)	(0.06)
Adjusted earnings per share	$0.40	$0.44	$1.57	$1.54

(a)
Fiscal 2019 restructuring expenses primarily relate to employee severance expenses, largely resulting from targeted headcount reductions in Europe and the Americas within the Vehicular Thermal Solutions ("VTS") segment.  Fiscal 2018 restructuring amounts primarily relate to employee severance expenses, largely resulting from the closure of a manufacturing facility in Austria within the Commercial and Industrial Solutions ("CIS") segment and targeted headcount reductions in Europe within the VTS segment, and equipment transfer and plant consolidation costs.

(b)
During fiscal 2019, the Company recorded $7.1 million of expenses related to its evaluation of strategic alternatives for the automotive business within its VTS segment.  These fiscal 2019 expenses primarily related to third-party professional services and were recorded as SG&A expenses at Corporate.  In fiscal 2018, the Company recorded $3.7 million of third-party strategy advisory fees as SG&A expenses at Corporate.

(c)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to previously-owned U.S. manufacturing facilities in the VTS segment.

(d)
During fiscal 2019, the Building HVAC Systems segment sold its operations in South Africa and, as a result, recorded a loss of $1.7 million.  Annual sales for this disposed business were less than $2.0 million.  There was no tax benefit associated with this transaction based upon the capital loss tax treatment in the applicable jurisdiction.

(e)
During fiscal 2018, the Company closed an Austrian manufacturing facility within the CIS segment and, as a result, recorded a $1.3 million impairment charge.  During fiscal 2019, the Company recorded an additional impairment charge of $0.4 million related to this closed facility.  In addition, during fiscal 2018, the Building HVAC segment discontinued its geothermal product line and recorded a $1.2 million impairment charge for long-lived assets it will no longer use.

(f)
These costs, recorded as SG&A expenses at Corporate, relate to the Company's acquisition and integration of the Luvata Heat Transfer Solutions business, which the Company operates as its CIS segment.  The tax benefit related to acquisition and integration costs in fiscal 2018 was $1.4 million.

(g)
During fiscal 2018, as a result of U.S. tax reform legislation enacted in December 2017, the Company recorded income tax charges totaling $38.0 million related to the reduction in the U.S. federal tax rate and foreign earnings not previously taxed in the U.S.  During fiscal 2019, the Company recorded income tax benefits totaling $22.2 million, which were primarily related to these transition tax obligations and the recognition of tax assets for foreign tax credits.

(h)
During fiscal 2019, the Company adjusted its valuation allowances on deferred tax assets related to two separate subsidiaries in China.  As a result, the Company recorded a $2.0 million income tax benefit in the first quarter of fiscal 2019 and an income tax charge of $1.0 million in the second quarter of fiscal 2019.  On March 31, 2018, the Company reversed a portion of the valuation allowance on its deferred tax assets in China, and, as a result, recorded an income tax benefit of $2.8 million.

Modine Manufacturing Company
Net debt (unaudited)
		(In millions)

	March 31, 2019	March 31, 2018
Debt due within one year	$114.6	$93.1
Long-term debt	335.1	386.3
Total debt	449.7	479.4

Less: cash and cash equivalents	41.7	39.3
Net debt	$408.0	$440.1

Free cash flow (unaudited)
				(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$35.9	$18.2	$103.3	$124.2
Expenditures for property, plant and equipment	(15.2)	(16.0)	(73.9)	(71.0)
Free cash flow	$20.7	$2.2	$29.4	$53.2

Net sales - constant currency (unaudited)
				(In millions)

	Three months ended March 31,
	2019			2018
	Net Sales	Effect of Exchange Rate Changes	Net Sales Constant Currency	Net Sales
Vehicular Thermal Solutions	$340.0	$17.2	$357.2	$356.8
Commercial and Industrial Solutions	178.5	6.0	184.5	181.5
Building HVAC Systems	52.5	1.7	54.2	43.3
Segment total	571.0	24.9	595.9	581.6
Corporate and eliminations	(14.3)	-	(14.3)	(15.0)
Net sales	$556.7	$24.9	$581.6	$566.6

	Twelve months ended March 31,
	2019			2018
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Net sales	$2,212.7	$27.6	$2,240.3	$2,103.1

SOURCE: Modine Manufacturing Company

Investors:
Kathleen Powers
(262) 636-1687
k.t.powers@na.modine.com
Media:
Lori Swarthout
(262) 636-1651
l.a.swarthout@na.modine.com